Exhibit 3.22

OPERATING AGREEMENT

OF

RESORT SOLUTIONS, LLC

(A Florida Limited Liability Company)

THE SECURITIES REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS OPERATING AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS.

August 1, 2001

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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Section 13.3	Pronouns	11

iii

OPERATING AGREEMENT

OF

RESORT SOLUTIONS, LLC

(A Florida Limited Liability Company)

THIS OPERATING AGREEMENT (this “Operating Agreement”) is made as of the 1st day of August, 2001 by CCSI ACQUISITION CORP., a Delaware corporation, as the sole member (the “Member”) in order to form a limited liability company under the laws of the State of Florida for the purposes and upon the terms and conditions hereinafter set forth.

ARTICLE I - DEFINITIONS

Section 1.1             Definitions. Whenever used in this Operating Agreement the following terms shall have the meanings respectively assigned to them in this Article I unless otherwise expressly provided herein or unless the context otherwise requires:

Act:  “Act” shall mean the Florida Limited Liability Company Act, as set forth in Chapter 608 of the Florida Statutes, as in effect from time to time in the State of Florida.

Additional Member:  “Additional Member” shall mean any Person admitted as a Member of the Company after the date of original execution of this Agreement.

Articles:  “Articles” shall mean the Articles of Organization of the Company filed in the offices of the Secretary of State of Florida in accordance with Section 608.407 of the Act.

Capital Contribution:  “Capital Contribution” shall mean the amount in cash or the agreed value of Contributed Property contributed or to be contributed by the Member to the capital of the Company for the Member’s interest in the Company.

Cash Flow:  “Cash Flow” shall mean all revenues received by the Company from Company operations, including but not limited to, income from property held by the Company for investment or from the sale, exchange or other disposition of all or any part of the property of the Company or from the refinancing of any indebtedness on the property of the Company, less all expenses of every kind (before deduction for cost recovery or other non-cash expenses) of the Company for any period.

Code:  “Code” shall mean the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, as amended.

Company:  “Company” shall mean Resort Solutions, LLC, a Florida limited liability company.

Contributed Property:  “Contributed Property” shall mean the Member’s interest in property or other consideration contributed to the Company by the Member.

Dispose, Disposing or Disposition:  “Dispose,” “Disposing,” or “Disposition” shall mean a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof

IRS:  “IRS” shall mean the Internal Revenue Service of the United States of America.

Member:  “Member” shall mean CCSI Acquisition Corp.

Membership Interest:  “Membership Interest” shall mean the interest of the Member in the Company’s profits and losses. CCSI Acquisition Corp.’s Membership Interest shall be one hundred percent (100%).

Operating Agreement:  “Operating Agreement” shall mean this Operating Agreement as the same may be amended from time to time in accordance with the terms hereof

Person:  “Person” shall have the meaning given that term in Section 608.402(25) of the Act.

ARTICLE II - ORGANIZATION

Section 2.1             Formation; Name. The Member hereby makes this Operating Agreement for the purpose of setting forth its rights and obligations. The name of the Company is Resort Solutions, LLC.

Section 2.2             Articles of Organization; Foreign Qualification. The Member has caused to be filed for record the Articles of the Company in the office of the Secretary of State of the State of Florida in accordance with Section 608.407 of the Act. Prior to the Company’s conducting business in any jurisdiction other than the State of Florida, the Member or Board of Managers shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, or on its own initiative, the Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.3             No Liability to Third Parties. Neither the Member nor or any member of the Board of Managers shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

ARTICLE III - PURPOSES AND POWERS; REGISTERED OFFICE AND
REGISTERED AGENT; TERM OF COMPANY

Section 3.1             Purposes and Powers. The Company has been formed for the purpose of engaging in any lawful business or activity, and the Company shall have all of the powers granted to a limited liability company under the Act and other laws of the State of

Florida, including, without limitation, the powers specifically enumerated in Section 608.404 of the Act.

Section 3.2             Principal Office; Registered Agent. The principal office of the Company in the State of Florida shall be 6262 Sunset Drive, Penthouse One, Miami, Florida 33143 or at such other place as the Member or Board of Managers may from time to time determine. Initially, the registered agent and the address for service of process on the Company in the State of Florida shall be A.G.C. Co., 200 South Orange Avenue, Suite 2300, Orlando, Florida 32801. The powers of the Company shall be exercised by and the business and affairs of the Company shall be managed under the direction of the Member, who shall act in its sole discretion. The Member shall, in its sole discretion, make all and any decisions and take all and any actions for the Company. Notwithstanding the foregoing statements, the Member shall have the authority, and hereby elects to delegate management of the Company’s business and affairs to a Board of Managers pursuant to Article VII herein.

Section 3.3             Term. Unless earlier dissolved or terminated pursuant to law or the provisions of this Operating Agreement, the Company as herein constituted shall continue in perpetuity.

ARTICLE IV - MEMBERSHIP AND MEETINGS

The Member is an initial signatory to this Agreement and has been admitted to the Company as a Member in accordance with the Articles of this Agreement. The Member has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

Section 4.1             Annual Meeting. The annual meeting of the Member for the election of managers and the transaction of such other business as may properly come before the meeting shall be held on such date as is determined by the Board of Managers. If the annual meeting is not held, by oversight or otherwise, a special meeting shall be held as soon as practical, and any business transacted or election held at that meeting shall be as valid as if transacted or held at the annual meeting.

Section 4.2             Special Meetings. Special meetings of the Member for any purpose shall be held when called by the Member, President or the Board of Managers.

Section 4.3             Action by Member Without a Meeting. Any action required by law, this Operating Agreement or the Articles of Organization for the Company to be taken at an annual or special meeting of the Member or any action that may be taken at any annual or special meeting of the Member may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken is signed by the Member.

ARTICLE V - CAPITAL CONTRIBUTIONS

Section 5.1             Initial Contributions. The Member has contributed or has agreed to contribute cash or property to the capital of the Company the value of which is listed opposite the name of the Member on Exhibit “A” attached hereto.

Section 5.2             No Other Capital Contributions Required. The Member shall not be required to contribute any additional capital to the Company.

Section 5.3             Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

ARTICLE VI - PROFITS, LOSSES, ACCOUNTING, TAXES AND DISTRIBUTIONS

Section 6.1             Allocation of Profits and Losses. Except as otherwise provided herein, the net profits from the operation of the business of the Company and the net losses incurred by the Company (including gain or loss from the sale, exchange or other disposition of all or any portion of the assets of the Company) shall be allocated to the Member in accordance with such Member’s Membership Interest in the Company.

Section 6.2             Books; Fiscal Year; Accounting Terms.

(a)           The books of the Company shall be kept in accordance with generally accepted accounting principles, consistently applied, and pursuant to such method as is chosen by the Member.

(b)           The fiscal year of the Company shall be the calendar year.

(c)           The terms “profits” and “losses,” as used herein, shall mean profits and losses as determined for federal income tax purposes.

Section 6.3             Elections. The Member or Board of Managers shall elect pursuant to Section 754 of the Code, or such other applicable Section of the Code, to adjust the basis of the Company’s assets for all transfers of Membership Interests if such election would benefit the Member or the Company.

Section 6.4             Tax Returns. The Board of Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, The Member shall furnish to the Board of Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

Section 6.5             Tax Matters. The Member shall be the “Tax Matters Partner” as such term is defined in Section 6231(a)(7) of the Code.

Section 6.6             Distributions of Cash Flow. The Member may, in its sole discretion, distribute from time to time the Company’s Cash Flow to the Member.

ARTICLE VII - BOARD OF MANAGERS

Section 7.1             Function. The business of the Company shall be managed and its powers exercised by the Board of Managers (the “Board”).

Section 7.2             Number. The Company shall have three managers initially. The number of managers may be increased or decreased from time to time by the Member at any regular or special meeting of the Member, but no decrease shall have the effect of shortening the term of an incumbent manager (unless the Member removes the manager), nor shall there ever be less than three managers. The initial members of the Board shall be Craig M. Nash, Jeanette E. Marbert, and W. Carl Drew.

Section 7.3             Qualification. Each manager must be an adult, but need not be a resident of Florida.

Section 7.4             Election and Term. Each person named herein as a member of the initial Board of Managers shall hold office until the first annual meeting of the Member and until a successor manager has been elected and qualified or until such manager’s earlier death, resignation, or removal from office. At each annual meeting of the Member, the Member shall elect managers to hold office until the next annual meeting. Each manager shall hold office for the term for which such manager is elected and until a successor manager has been elected and qualified or until such manager’s earlier death, resignation, or removal from office.

Section 7.5             Compensation. The Board has authority to fix the compensation of the managers as managers and as officers.

Section 7.6             Duties of Managers. A manager shall perform the duties of a manager, including such duties as a member of any committee of the Board upon which such manager serves, in good faith, in a manner the manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a similar position would use under similar circumstances.

In performing such duties, a manager may rely on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by the following:

(a)           one or more officers or employees of the Company whom the manager reasonably believes to be reliable and competent in the matters presented;

(b)           counsel, public accountants, or other persons as to matters that the manager reasonably believes to be within that person’s professional or expert competence; or

(c)           a committee of the Board upon which the manager does not serve, which committee the manager reasonably believes to merit confidence, as to matters within the authority designated by it by the Articles of Organization or this Operating Agreement.

A manager shall not be considered as acting in good faith if the manager has knowledge concerning the matter in question that would cause the reliance described above to be unwarranted. A person who performs the duties of a manager in compliance with this section shall have no liability for having served as a manager of the Company.

Section 7.7             Presumption of Assent. A manager of the Company who is present at a meeting of the Board at which action on any matter of the Company is taken is presumed to have assented to the action unless such manager votes against it or expressly abstains from voting on it. The secretary of the meeting shall record each abstention in the minutes of the meeting.

Section 7.8             Vacancies. Unless filled by the Member, any vacancy occurring in the Board, including any vacancy created by an increase in the number of managers may be filled by the affirmative vote of a majority of the remaining managers, even though it is less than a quorum of the Board. A manager elected to fill a vacancy shall hold office only until the next election of managers by the Member.

Section 7.9             Removal of Manager. At a meeting of the Member called for that purpose, the Member may remove any manager or the entire Board, with or without cause, and fill any vacancies created by the removal.

Section 7.10           Quorum and Voting. A majority of the full Board constitutes a quorum for the transaction of business. The act of the majority of the managers present at a meeting at which a quorum is present is the act of the Board.

Section 7.11           Executive and Other Committees. The Board, by resolution adopted by a majority of the full Board, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, shall have and may exercise all the authority of the Board, except that no committee shall have the authority to:

(a)           approve or recommend to the Member actions or proposals required by law to be approved by the Member;

(b)           designate candidates for the office of manager;

(c)           fill vacancies on the Board or any committee of the Board;

(d)           amend the Operating Agreement.

The Board, by resolution adopted according to this section, may designate one or more managers as alternate members of any committee, who may act in the place of any absent member at any meeting of that committee.

Section 7.12           Place of Meetings. Regular and special meetings by the Board may be held within or outside the State of Florida.

Section 7.13           Regular Meetings. A regular meeting of the Board shall be held without notice other than as provided in this Operating Agreement immediately after, and at the same place as, the annual meeting of the Member. The Board may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than that resolution.

Section 7.14           Special Meetings. Special meetings of the Board may be called by or at the request of the President or any manager.

Section 7.15           Notice of Meetings. Written notice of the time and place of special meetings of the Board shall be given to each manager by either personal delivery or first-class United States mail, telegram, or cablegram at least two days before the meeting.

Notice of a meeting of the Board need not be given to any manager who signs a waiver of notice before, during, or after the meeting. Attendance of a manager at a meeting constitutes a waiver of notice of that meeting and waiver of all objections to the time and place of the meeting, and the manner in which it was called or convened, except when the manager attends the meeting solely to object, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of that meeting.

A majority of the managers present, whether or not a quorum exists, may adjourn any meeting of the Board to another time and place. Notice of any adjourned meeting shall be given to the managers who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other managers.

Section 7.16           Method of Meeting. Members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Participation by such means constitutes presence in person at a meeting.

Section 7.17           Action Without a Meeting. Any action required to be taken at a meeting of the managers, or any action that may be taken at a meeting of the managers or a committee of the managers, may be taken without a meeting if a written consent, setting forth the action to be taken and signed by all the managers or committee members, is filed in the minutes of the proceedings of the Board or the committee before the action is taken. All managers need not sign the same document. A unanimous, written consent has the same effect as a unanimous vote.

Section 7.18           Manager Conflicts of Interest. No contract or other transaction between the Company and one or more of its managers or any other limited liability company, corporation, firm, association or entity in which one or more of the managers are managers or officers or are financially interested, shall be either void or voidable because of that relationship or interest or because the manager or managers are present at the meeting of the Board or a committee that authorizes, approves, or ratifies the contract or transaction or because the vote(s) of a manager(s) are counted for that purpose, if:

(a)           the existence of the relationship or interest is disclosed or known to the Board or committee that authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose, without counting the votes and consents of the interest managers; or

(b)           the existence of the relationship or interest is disclosed or known to the Member and it authorizes, approves, or ratifies the contract or transaction by a vote or written consent; or

(c)           The contract or transaction is fair and reasonable to the Company at the time it is authorized by the Board, a committee, or the Member.

Common or interested managers may be counted in determining the presence of a quorum at a meeting of the Board or a committee that authorizes, approves, or ratifies the contract or transaction.

ARTICLE VIII - OFFICERS OF THE COMPANY

Section 8.1             Officers. The Board may appoint such officers with such authority, duties and responsibilities as the Board shall determine, to include the offices of President, Executive Vice President, Chief Financial Officer, such other Vice Presidents as the Board determines to be necessary, Secretary, and one or more Assistance Secretaries. The Board hereby appoints the following individuals as the initial officers of the Company:

Craig M. Nash	President

Jeanette E. Marbert	Executive Vice President

Paul W. Rishell	Executive Vice President

W. Carl Drew	Chief Financial Officer

N. Gene Pence	Vice President

Flavio Ravicini	Vice President

Victoria J. Kincke	Secretary

Jennifer A. West	Assistant Secretary

Section 8.2             Resignations and Removal of Officers. Any officer may resign at any time by giving written notice to the Board, and, unless otherwise specified therein, the acceptance of the resignation will not be necessary to make it effective. An officer appointed by the Board may be removed by either the Board or the Member whenever in its judgment the removal would serve the best interests of the Company.

Section 8.3             Limitations on Authority of Officers. No officer shall have the authority, without the written consent of the Member or Board, to:  (i) approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets which is to occur as part of a single transaction or plan, (ii) dissolve or liquidate the Company, (iii) admit additional members, (iv) institute proceedings to have the Company adjudicated bankrupt or insolvent, (v) consent to the institution of bankruptcy or insolvency proceedings against the Company, (vi) file a petition seeking or consenting to reorganization or relief of any applicable federal or state law relating to bankruptcy; (vii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (viii) make any assignment for the benefit of creditors, (ix) admit in writing the inability of the Company to pay its debts generally as they become due, (x) exceed the operating budget of the Company as approved by the Board.

ARTICLE IX - INDEMNIFICATION

Section 9.1             Individuals Indemnified. The Company shall indemnify to the maximum extent permitted by law, any Person who was or is a party defendant or is threatened to be made a party defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he/she is or was the Member, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Section 9.2             Indemnification Costs; Insurance.

(a)           Advance Payment of Expenses. Expenses, including attorneys’ fees, incurred in defending any action, suit, or proceeding referred to in Section 9.1, shall be paid by the Company as they are incurred, in advance of the final disposition of such action, suit, or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the Member, manager, officer, employee or agent to repay such amount, if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Section 9.2.

(b)           Nonexclusivity. The indemnification provided by this Section 9.2 shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled under this Operating Agreement or otherwise, both as to action in its official capacity and as to action in another capacity while holding such office and shall continue as to a Person who has ceased to be the Member, manager or an officer and shall inure to the benefit of the heirs, executors, and administrators of such a Person.

(c)           Liability Insurance. The Company may purchase and maintain insurance or furnish similar protection on behalf of or for any Person who is or was the Member, manager or an officer of the Company, or is or was serving at the request of the Company as a manager, trustee, officer, partner, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise against any liability asserted against it and incurred by it in any such capacity, or arising out of its status as such, whether or not the Company.

(d)           No Obligation of Repayment. The authority of the Company to indemnify Persons pursuant to Section 9.1 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to this Section 9.2. Section 9.1 does not create any obligation to repay or return payments made by the Company pursuant to Section 9.1.

(e)           Limitations on Indemnification. Notwithstanding anything contained in this Section 9.2, indemnification or advancement of expenses shall not be made to or on behalf of any Person if a judgment or other final adjudication establishes that the actions, or omissions to act, of such Person were material to the cause of action so adjudicated and constitute any of the following:

(i)                                     a violation of criminal law, unless the Person had no reasonable cause to believe such conduct was unlawful;

(ii)                                  a transaction from which such Person derived an improper personal benefit;

(iii)                               in the case of the Member, a circumstance under which the liability provisions for improper distribution of property of the Company or impairment of the capital of the Company are applicable under Section 608.426 of the Act; and

(iv)                              willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a Member.

ARTICLE X - DISSOLUTION, LIQUIDATION AND
TERMINATION OF THE COMPANY

Section 10.1           Dissolution. Notwithstanding any provision in this Operating Agreement to the contrary, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following:

(a)           the consent of the Member to dissolution of the Company;

(b)           the dissolution, retirement, death, incapacity, or bankruptcy of the Member, unless the business of the Company is continued by an Additional Member; or

(c)           a decree of judicial dissolution of the Company is entered under Section 608.4493 of the Act.

Section 10.2           Liquidation and Termination. Upon dissolution of the Company, the Member shall act as the liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator shall apply the proceeds of liquidation as set forth in the remaining sections of this Article XI.

Section 10.3           Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company (other than any loans or advances that may have been made by the Member to the Company) and the expenses of liquidation.

Section 10.4           Debts to Member. The remaining assets shall next be applied to the repayment of any loans made by the Member to the Company.

Section 10.5           Remaining Distribution. The remaining assets shall then be distributed to the Member.

Section 10.6           Reserve. Notwithstanding the provisions of Sections 10.4 and 10.5, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period, shall be distributed pursuant to the provisions of this Article.

ARTICLE XI - AMENDMENTS

This Operating Agreement may be amended at anytime, for any purpose, at the sole discretion of the Member.

ARTICLE XII - INVESTMENT REPRESENTATION

The Member hereby warrants and represents that it is acquiring its interest in the Company solely for investment purposes and not with a view to the distribution or resale thereof.

ARTICLE XIII - MISCELLANEOUS

Section 13.1           Governing Law. The Company and this Operating Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Section 13.2           Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Operating Agreement, and shall not restrict or enlarge any substantive provisions of this Operating Agreement.

Section 13.3           Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

IN WITNESS WHEREOF, the Sole Member has hereunto set its hand as of the day and year first above written,

CCSI ACQUISITION CORP., sole member

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President

EXHIBIT “A”

Name and Address	Cash Contributed	Value and Type of Property Contributed	Membership Interest

CCSI Acquisition Corp. 6262 Sunset Drive Penthouse One Miami, Florida 33143	$1,000.00		$100%

EXHIBIT “A” (Revised)

Name and Address	Cash Contributed	Value and Type of Property Contributed	Membership Interest	Status

CCSI Acquisition Corp. 6262 Sunset Drive Penthouse One Miami, Florida 33143	$1,000.00		$100%	Extinguished by Merger

IIC Holdings, Incorporated,	As a consequence of the merger of CCSI Acquisition Corp. into IIC Holdings, Incorporated, effective as of August 14, 2001		100%	Contributed to Interval Holdings, Inc.

Interval Holdings, Inc.	Contribution by IIC Holdings, Incorporated as of August 14, 2001		100%	Contributed to Interval International, Inc.

Interval International, Inc.	Contribution by Interval Holdings, Inc.		100%

FIRST AMENDMENT TO THE OPERATING AGREEMENT

OF

INTERVAL SOFTWARE SERVICES, LLC

(A Florida Limited Liability Company)

THIS FIRST AMENDMENT (this “Amendment”) to the Operating Agreement of Interval Software Services, LLC, a Florida limited liability company (the “Operating Agreement”), is made and executed by Interval International, Inc,, a Florida corporation (“II”) pursuant to Article XI of the Operating Agreement.

RECITALS

WHEREAS, Interval Software Services, LLC (“ISS”), was formerly known as Resort Solutions, LLC (“Resort Solutions”) (hereinafter ISS and Resort Solutions are referred to singularly as the “Company”);

WHEREAS, the Company originally had, as its sole member, CCSI Acquisition Corp. (“CAC”);

WHEREAS, CAC merged into IIC Holdings, Inc. (“IIC”), with IIC continuing in existence as the surviving entity;

WHEREAS, as a result of the merger between CAC and IIC, IIC became the sole member of the Company;

WHEREAS, IIC thereafter contributed its membership interest in the Company to Interval Holdings, Inc. (“IH”), as a result of which IH became the sole member of the Company;

WHEREAS, IH thereafter contributed its membership interest in the Company to Interval International, Inc. (“II”), as a result of which U became the sole member of the Company;

WHEREAS, II, as the sole member of the Company, desires to amend the Operating Agreement of the Company to provide for the issuance of membership certificates to evidence membership interests in the Company, and the Company desires to issue to II a membership certificate; and

WHEREAS, II, as the sole member of the Company, confirms that Exhibit “A” attached to this Amendment is true and correct and is a current version of Exhibit “A” of the Operating Agreement.

NOW THEREFORE, the Operating Agreement of the Company is amended as follows:

1.             The above Recitals are true and correct and incorporated herein.

2.             All capitalized terms used in this Amendment shall have the definitions given in the Operating Agreement unless the context requires otherwise.

3.             Section 4.4 of the Operating Agreement is created to read as follows:

Section 4.4  Issuance of Membership Certificate. To evidence the Member’s Membership Interest in the Company, the Company may cause to be issued to each Member, or Member’s successor(s) in interest, a membership certificate, a form of which is attached hereto as Exhibit “B.”

IN WITNESS WHEREOF, Interval International, Inc. has executed this Amendment effective as of the 1st day of March, 2003.

WITNESSES:		INTERVAL INTERNATIONAL, Inc., a Florida corporation
/s/ Jennifer A. West
Print Name:	Jennifer A. West	By:	/s/ W.C. Drew
/s/ John Archer
Print Name:	John Archer	Print Name:	W.C. Drew

		As Its:	Chief Financial Officer

Exhibit “A”

EXHIBIT “A” (Revised)

Name and Address	Cash Contributed	Value and Type of Property Contributed	Membership Interest

CCSI Acquisition Corp. 6262 Sunset Drive Penthouse One Miami, Florida 33143	$1,000.00	N/A	100%

IIC Holdings, Inc.	As a consequence of the merger of CCSI Acquisition Corp. into IIC Holdings, Incorporated, effective as of August 14, 2001		100%

Interval Holdings, Inc.	Contribution by IIC Holdings, Incorporated as of August 14, 2001		100%

Interval International, Inc.	Contribution by Interval Holdings, Inc.		100%